Exhibit d.2

Instructions As To Use Of Allied Capital Corporation

Subscription Certificates

Consult The Information Agent, Your Bank Or Broker As To Any Questions

      The following instructions relate to a rights offering (the “Offering”) by Allied Capital Corporation, a Maryland corporation (the “Company”), to the holders of record of its common stock (“Recordholders”), as described in the Company’s Prospectus dated October      , 2002 (the “Prospectus”). Recordholders of the Company’s common stock at the close of business on October 21, 2002 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s common stock, par value $.0001 per share (the “Common Stock” and, collectively, the “Underlying Shares”). A total of 5,123,397 Underlying Shares are being offered in the Offering. Each Recordholder will receive one Right for every share of the Company’s common stock owned of record as of the close of business on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on November 21, 2002, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.

      For every 20 Rights held, the holder will be able to subscribe (the “Basic Subscription Rights”) for one share of Common Stock. The subscription price per share (the “Subscription Price”) will be 93% of the average of the last reported sales price of a share of Common Stock on the New York Stock Exchange on November 21, 2002, (the “Pricing Date”) and the four preceding business days. Because it is not possible to determine the Subscription Price until the Pricing Date, holders exercising their Rights will not know the Subscription Price at the time they exercise the Rights. As a result, the Company is requiring that holders deliver the estimated subscription price of $           per share (the “Estimated Subscription Price”) in connection with the exercise of their Basic Subscription Rights.

      In addition, Rights holders who exercise their Basic Subscription Rights in full will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights (the “Excess Shares”), subject to availability and proration as described below. For the reasons noted above, the Company is requiring that holders deliver the Estimated Subscription Price in connection with the exercise of their Over-Subscription Right. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Right only to the extent that any Underlying Shares are not subscribed for by other holders of Rights pursuant to their Basic Subscription Rights. The Excess Shares will be allocated pro rata among those Rights holders who exercise their Over-Subscription Right, in proportion to the number of shares each subscriber for additional shares has elected to purchase under their Basic Subscription Rights. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Right. See “The Rights Offering — Subscription Rights” in the Prospectus.

      The number of Rights to which you are entitled is printed on your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the reverse side of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided. No fractional Rights will be issued, and no fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

YOUR SUBSCRIPTION CERTIFICATE AND ESTIMATED SUBSCRIPTION PRICE PAYMENT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHTS OR THE OVER-SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1. Method of Subscription — Exercise of Rights

      To exercise Rights, complete the Subscription Certificate and send the properly completed and executed Subscription Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Estimated Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Rights and the Over-Subscription Right, to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by (a) money order, check or bank check drawn on a bank located in the United States payable to “American Stock Transfer & Trust Company, as subscription agent — Allied Capital Corporation,” or (b) wire transfer of same day funds to the account maintained by the Subscription Agent for such purposes at American Stock Transfer & Trust Company, Subscription Agent for Allied Capital Corporation, JP Morgan Chase, 55 Water Street, ABA# 021-000021, Account No. 323-113060. Payments will be deemed to have been received by the Subscription Agent only upon (i) the clearance of any uncertified check, (ii) the receipt by the Subscription Agent of any bank check or money order, or (ii) the receipt of same day funds in the Subscription Agent’s account designated above.

      The Subscription Certificate and payment of the Estimated Subscription Price by money order or check must be delivered to the Subscription Agent by mail, by hand or by overnight courier to the following address:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level
New York, New York 10038

Facsimile: (718) 234-5001

Telephone Number for Confirmation and Information: (718) 921-8200

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR OTHER TRANSMISSION OF INSTRUCTIONS VIA TELECOPY FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE VALID DELIVERY.

      Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Rights and the Over-Subscription Right on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and to the Company, in connection with the exercise of the Over-Subscription Right, as to the number of shares of Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised, and the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Right, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to Over-Subscription Rights than are available for sale, Excess Shares will be allocated, as described above, among beneficial owners of the Company’s common stock exercising the Over-Subscription Right in proportion to the number of shares of the Company’s Common Stock each subscriber for additional shares has elected to purchase under their Basic Subscription Rights.

      If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your Basic Subscription Rights to purchase Underlying Shares to the full extent of the payment tendered. If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares under your Basic Subscription Rights (such excess being the “Subscription Excess”) and you do not indicate the number of Underlying Shares being exercised, then you will be deemed to have exercised the Over-Subscription Right to the full extent of the excess payment tendered, to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price. Any remaining amount shall be returned to you by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Offering have been effected.

2. Issuance of Common Stock.

      Unless requested otherwise, stock certificates will not be issued for shares of the Company’s common stock offered in the Offering. Shareholders who are record owners will have the shares they acquire credited to their account with our transfer agent. Shareholders whose shares of common stock are held by a nominee will have the shares they acquire credited to the account of such nominee holder.

      Within 10 business days following the expiration of the rights offering (the “Confirmation Date”), a confirmation will be sent by the Subscription Agent to each shareholder (or, if shares are held by a nominee, on the Record Date, to such nominee) showing: (i) the number of shares acquired through the Basic Subscription Rights; (ii) the number of shares, if any, acquired through the Over-Subscription Right; (iii) the per share and total Subscription Price for the shares; and (iv) the amount payable by the shareholder to the Company or any excess to be refunded (without interest) by the Company to the shareholder, in each case based on the subscription price as determined on the Pricing Date.

3. No Transfer of Rights.

      All Rights received by you in the Rights Offering are non-transferable and may only be exercised by a subscribing holder for his or her account.

4. Execution.

      (a) Execution by Registered Holder. The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

      (b) Execution by Person Other than Registered Holder. If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

      (c) Signature Guarantees. If you specify special delivery instructions in the Subscription Certificate, your signature must be guaranteed by a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934.

5. Method of Delivery.

      The method of delivery of Subscription Certificates and payment of the Estimated Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested or via an overnight courier service with delivery confirmation, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date.